Exhibit 99

FOR IMMEDIATE RELEASE
Date: January 23, 2014

For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC.
ANNOUNCES QUARTERLY CASH DIVIDEND

Catskill, NY – January 23, 2014.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved the continuation of the Company’s regular quarterly cash dividend of $0.175 per share, reflecting an annual cash dividend rate of $0.70 per share.

The cash dividend for the quarter ended December 31, 2013 will be paid to shareholders of record as of February 15, 2014 and is expected to be paid on or about February 28, 2014.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company, which owns 54.8% of the Company’s outstanding common shares.  The MHC is waiving its receipt of this dividend. As the Company has previously disclosed, the MHC received the approval of the its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia, to waive the MHC’s receipt of quarterly cash dividends of $0.175 per share declared by the Company through February 19, 2014.

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Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.
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